UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2016

CECO Environmental Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-7099	13-2566064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4625 Red Bank Road, Cincinnati, Ohio		45227
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 458-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2016, CECO Environmental Corp. (the “Company”) announced that its Board of Directors has appointed Matthew Eckl as its Chief Financial Officer, effective January 9, 2017. Edward Prajzner, who currently serves as the Company’s Chief Financial Officer, will continue to serve as Chief Financial Officer until January 9, 2017 and will then transition into a new role with the Company as Executive Vice President of Corporate Development.

Mr. Eckl, age 36, previously served as the Vice President, Finance – Energy Group at Gardner Denver, Inc. from 2012 until January 2017. In this role, he oversaw a $1 billion revenue business group that designs, manufactures, markets and services pumps, fluid transfer equipment and engineered systems for oil & gas and petrochemical industries. Prior to joining Gardner Denver, Mr. Eckl served at various roles of increasing responsibility within General Electric Company, a global digital industrial company, from 2002 until 2012, where he worked with various business groups to integrate new acquisitions and streamline financial reporting processes.

As of January 9, 2017, the Company will enter into a new employment agreement (the “Employment Agreement”) with Mr. Eckl. The material terms of the Employment Agreement are summarized below:

•	For 2017, Mr. Eckl’s annual base salary will be $300,000 and for 2018, his annual base salary will be $335,000. After 2018, his annual base salary will be reviewed by the Company at least annually for any increase.

•	For 2017, Mr. Eckl’s target annual bonus opportunity will equal 50% of his annual base salary and for 2018, his target annual bonus opportunity will equal 55% of his annual base salary. After 2018, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will review and approve Mr. Eckl’s target annual bonus opportunity.

•	Mr. Eckl will be entitled to receive a one-time bonus of $65,000 (less any annual bonus amount he receives from his prior employer with respect to 2016), which will be paid to him by February 28, 2017.

•	Subject to approval by the Compensation Committee, in or about January 2017, Mr. Eckl will be granted an award of 15,000 restricted stock units (“RSUs”) and in or about January 2018, he will be granted an award of 20,000 RSUs. Such RSUs will be granted in accordance with the applicable award agreements and incentive compensation plan and will vest in five equal installments on each of the first five anniversary dates of the effective dates of such awards, subject to Mr. Eckl’s continued employment through each such anniversary date.

•	Subject to approval by the Compensation Committee, in or about January 2017, Mr. Eckl will be granted 11,000 RSUs. Such RSUs will be granted in accordance with the applicable award agreement and incentive compensation plan and will vest on the second anniversary date of the effective date of such award, subject to Mr. Eckl’s continued employment through such anniversary date.

•	Mr. Eckl will receive a monthly car allowance of $1,000. He will also be eligible to participate in the employee benefit plans, programs and policies for senior executives of the Company.

•

In the event that Mr. Eckl’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Eckl for “good reason” (as defined in the Employment Agreement), he will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to his execution of a release: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to the pro rata portion of the annual bonus he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; and (3) a lump sum cash amount equal to the product of 12, multiplied by the monthly COBRA premium for health, dental and vision benefits in effect for Mr. Eckl, his spouse and his dependents. In the event of a “change in control” (as defined in the Employment Agreement) of the Company, if Mr. Eckl is not offered employment with the successor entity or purchaser as chief financial officer with a compensation package equal to or better than the combination of his annual base salary and annual bonus opportunity as in effect immediately prior to such change in control, then Mr. Eckl will resign as of the date of such change in control (or agree to resign as of the end of a reasonable transition period) and, subject to his execution of a release, in lieu of the amount described in (1) above, he will be entitled to receive a lump sum cash amount equal to the sum of his annual base salary plus his annual bonus (equal to the same percentage of his annual base salary as the annual bonus, if any, that he received for the prior fiscal year).

•	Immediately prior to the closing of a change in control, any unvested RSUs held by Mr. Eckl will immediately vest.

•	Mr. Eckl is subject to a one-year post-employment non-competition obligation and indefinite non-solicitation and confidentiality obligations. The Employment Agreement also includes a customary indemnification provision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP.

By:	/s/ Jeffrey Lang
Name: Jeffrey Lang Title: Chief Executive Officer

Date: December 6, 2016